EXHIBIT 5.1

NMI Holdings, Inc.
March 2, 2018

[Letterhead of Wachtell, Lipton, Rosen & Katz]
March 2, 2018
NMI Holdings, Inc.
2100 Powell Street
Emeryville, CA 94608

Ladies and Gentlemen:
We have acted as special counsel to NMI Holdings, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of shares of Class A common stock, par value $0.01 per share, of the Company (the “Securities”) in an underwritten public offering pursuant to the Underwriting Agreement, dated as of February 27, 2018, by and among the Company and J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and RBC Capital Markets, LLC, as representatives of the several underwriters named therein (the “Underwriting Agreement”).
We have examined: (i) the Registration Statement on Form S-3ASR (Registration No. 333-223223) initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on February 26, 2018; (ii) the preliminary prospectus dated February 26, 2018, in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on February 26, 2018 (the “Preliminary Prospectus”); (iii) the final prospectus dated February 27, 2018, in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on February 28, 2018 (the “Final Prospectus”, and together with the Preliminary Prospectus, the “Prospectus”) in connection with the offering and sale by the Company of the Securities; (iv) the Company’s Second Amended and Restated Certificate of Incorporation as in effect on the date hereof, and the Company’s Third Amended and Restated Bylaws as in effect on the date hereof; and (v) such other corporate records, certificates and other documents and such matters of law, in each case, as we have deemed necessary or appropriate.
In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents. As to any facts material to this opinion that we did not independently establish or verify, we have, with your consent, relied upon the statements, certificates and representations of public officials and officers of the Company.
Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Securities are legally issued, fully paid and nonassessable.

EXHIBIT 5.1

We are members of the Bar of the State of New York. This opinion is limited to the laws of the State of New York, the Delaware General Corporation Law (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal securities laws of the United States, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.
This opinion letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We assume no obligation to advise the Company or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 2, 2018, and its incorporation by reference into the Registration Statement. In addition, we consent to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are an expert within the meaning of Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz